Exhibit 99.1

September 12th, 2008

Dear

Today we are pleased to announce that Dialogic Corporation has signed a definitive agreement to acquire the Platforms business of NMS Communications Corporation (“NMS”). As a valued Dialogic supplier we want to inform you of this exciting addition to our organization. This acquisition is subject to NMS shareholder approval and normal regulatory requirements and we anticipate closing to occur in the fourth quarter.

We anticipate a short transition period post closing, during the transition Dialogic will continue to operate its current businesses as normal and you will not see any changes. Once we have completed the integration and evaluated the impact of the new business model we will be in touch to inform you of any changes that may impact you.  Please note any existing agreement you have with Dialogic remains unchanged and in full force and effect.

The number one priority for the combined Dialogic and NMS organisations is to provide a smooth transition, with minimal business disruption, for our customers. We are counting on our suppliers to continue to provide the support that has brought us to this point.  If you have any questions or concerns, please do not hesitate to contact your Dialogic contact, or myself.

I would like to take this opportunity to thank you for your support and to reassure you that Dialogic values the relationships that we have built up with our supplier base. This development represents significant opportunities for Dialogic and our suppliers and we look forward to continuing our relationship with you.

Yours sincerely

/s/ Noel Lappin
Noel Lappin
SVP Worldwide Operations